Exhibit 99.1

SOUTH ALABAMA BANCORPORATION INC ANNOUNCES STOCK REPURCHASE
PLAN


September 28, 2001 Mobile, Alabama- South Alabama Bancorporation, Inc.
(NASDAQ Small Cap:SABC) today announced that its Board of Directors authorized a stock repurchase program under which South Alabama may acquire up to 425,000 outstanding shares of its common stock, which is approximately 5% of the number of currently issued and outstanding shares of South Alabama common stock. The purchases will be made from time to time at prevailing prices in the open market or in privately negotiated transactions. The timing and volume of purchases will depend on market conditions. "The share repurchase program reflects the Board's continued high level of confidence in the future of the company. We believe current market conditions provide an excellent opportunity for us to buy back our shares," said W. Bibb Lamar, Jr., President and Chief Executive Officer of South Alabama.

Under the share repurchase program, purchases may be made beginning immediately. South Alabama presently anticipates that share repurchases in the near future will be made on the open market, and South Alabama intends to structure its purchases to comply with Securities and Exchange Commission Rule 10b-18. Repurchased shares may be retired or may be held in treasury for issuance arising from acquisitions, South Alabama's equity compensation programs or other purposes. The program does not obligate South Alabama to acquire any particular amount of common stock, and the program may be modified, suspended or terminated at any time without notice at South Alabama's discretion.

South Alabama Bancorporation, which has total assets of approximately $580 million and is headquartered in Mobile, Alabama, is the parent company of South Alabama Bank in Mobile and Baldwin Counties, First National Bank, Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank and South Alabama Trust Company, Inc.

This press release may contain certain "forward-looking" statements which state or express an opinion as to what may happen in the future. Any such statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets generally, changes in the demand for our products and services, increased competition and numerous other factors set forth in the reports filed by South Alabama with the Securities and Exchange Commission. South Alabama is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information contact: F.Michael Johnson (251)431-7813